UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 21, 2005

Altair Nanotechnologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Canada	1-12497	33-1084375
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

204 Edison Way
Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(801) 858-3750

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

On October 21, 2005, Altair Nanotechnologies Inc. (the "Company") entered into a lease (the “Lease”) with Flagship Enterprise Center, Inc. (“Landlord”) with respect to office, laboratory and development space for the Company’s expanded battery development program located in the Flagship Enterprise Center Building located at 2701 Enterprise Drive in Anderson, Indiana. The leased premises include approximately 4,744 square feet of office, laboratory and development space. The term of the lease expires on September 31, 2008. Total rent for the leased premises, including normal utilities, real estate taxes and common area fees is scheduled to be $7,907 per month during the first year (increasing to $8,302 per month during the second year and $8,697 per month during the third year). This rent is net of a 20% rent subsidy offered by local government entities. In exchange for that rent subsidy, the Company has agreed that operations conducted at the leased premises will remain in Madison County, Indiana for at least three years after the expiration of the three-year subsidy period. In addition to the government rent subsidy, Landlord has authorized a $100,000 rental credit, the net effect of which is to give the Company free rent during the first year of the Lease.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nonotechnologies, Inc.

Dated: October 27, 2005	By:	/s/ Edward Dickinson
Edward Dickinson Chief Financial Officer